EXHIBIT 10.33

July 14, 2004

Mr. Kevin Harley

12 Shively Road

Ladera Ranch, CA 92694

Dear Kevin:

Position: On behalf of IntraLase Corp., I am pleased to confirm our offer of employment for the position of Vice President, Human Resources, reporting to Robert Palmisano, President and CEO. You will also be a member of the Sr. Management Team.

Compensation: As discussed, your bi-weekly salary will be $6,923.08.

Incentive Plan: You will also be eligible for a 30% bonus (pro-rata) based on corporate/departmental goals as outlined in the enclosed Executive Incentive Plan.

Signing Bonus: As a further commitment by IntraLase to you, IntraLase is providing you with a $10,000.00 signing bonus. In the event you voluntarily terminate your employment or IntraLase terminates your employment for reasons other than just cause, within the first 12 months of employment, you will be required to reimburse IntraLase, net of tax credits, an amount equal to 1/12 (one-twelfth) of the signing bonus for each month less than the first 12 months of employment.

Stock Options: Furthermore, so that you may be rewarded for your contributions to the Company’s success, upon approval by the Board of Directors, you will be granted 128,280 time based stock options exercisable based upon the IntraLase stock option agreement. Details and the formal documentation of the plans will be forthcoming.

Change in Control: If your position is eliminated, or you are involuntarily terminated within six months of a change of control, you will be paid one year’s severance.

Benefits: As an employee of IntraLase you are eligible for coverage in the Company’s benefit programs, which include medical, dental, vision, life insurance, short and long term disability, and our 401k plan. Information on these plans will be discussed at new hire orientation. You will also be eligible for all other benefits including paid holidays and vacation.

It should be noted, however, that nothing in this letter creates or is intended to create a promise or representation of continued employment with IntraLase Corp. Employment at IntraLase Corp. is at-will, and your at-will status can only be modified in a writing signed by the president of the Company. IntraLase also requires all employment-related disputes to be resolved through binding arbitration.

Mr. Kevin Harley

July 14, 2004

Page Two

Full time employment is conditioned upon the following:

•	IntraLase Corp. is committed to providing a safe, efficient and productive work place. To achieve this objective, the Company desires to prevent drug or alcohol use in the work place. All offers of employment, temporary and full time are conditioned upon successful completion of this examination. The examination will be performed at the Company’s expense.

•	A complete and clear background check and satisfactory reference checks (references now completed).

•	Signing the Company’s Proprietary Information Agreement.

•	Completing all necessary new hire documentation.

In compliance with the Immigration Control Act of 1986, it will be necessary for you to produce documentation indicating your legal right to work in the United States. This may be in the form of a U.S. Passport, foreign passport with appropriate work visa, or a photo I.D. such as a driver’s license, your voter’s registration card, birth certificate or social security card.

Kevin, we welcome you with the anticipation that you will make contributions here. IntraLase has a significant market opportunity that will provide both professional and financial growth for its employees. I feel that this is an excellent time to join our Company and hope that you will accept our invitation to join the IntraLase team.

Very truly yours,

/s/ Linda M. Young

Linda M. Young

Vice President, Human Resources

Acceptance:

/s/ Kevin Harley

Kevin Harley